ASI Aviation, Inc (ASI)

Corporate Overview

FEBRUARY 12, 2019

LEGAL LEGEND

Certain information contained in this presentation may include forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company's future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" included in our Offering Statement (the "Offering Statement") on Form 1-A, as amended and supplemented to date and on file (File no. 024-10786) with the Securities and Exchange Commission (the "SEC"), and matters described in our other filings with the SEC and in this presentation generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this report will in fact occur.

ASI AVIATION, INC. (ASI)

BACKGROUND

- Incorporated in December 2015 in the State of Nevada, USA
- A Development Stage Management and Consulting Company
- Provides a broad range of Aviation Services, Support and Solutions


Copyright © Philip Debski
AIRPLANE PICTURES

ASI CURRENT & FUTURE LOCATIONS



NORTHERN REGION

✓Chicago, IL (Future)

EASTERN REGION

✓Reston, VA: Corporate Headquarters

International Office
New Delhi, India

SOUTHERN REGION

✓Charlotte NC, (Future)

There can be no assurance that either of the future planned locations will be established

ASI OVERVIEW

ASI

Aviation Services

- **Aircraft Sales and Leasing.**
- **Aviation Consultancy**
- **IT Business Development Consulting Services**
- **On-site Maintenance**
- **Spare Parts Support**
- **Arrange Aircraft Charters and Ferry Services**

ASI KEY MANAGEMENT TEAM

Dr. B.B. Sahay, Ph.D., Chairman of Board and CEO

Founder, served as a C-level executive at various companies, including TeleScience International, Inc., (TII), successful in growing TII in Healthcare and IT services, experience in government contracting with federal and state government agencies, strategic planning, merger and acquisitions.

Mr. James P. Flynn, President

Aviation Industry veteran, has more than 30 years of experience in aviation industry from managing aircraft sales and leasing, spare parts sales and support, aircraft acquisitions, operations, logistics, to several aviation ventures. Founded and operated Aviation Enterprises, Inc. in 1979 – 2015, provided consulting/advisory services to Ryan International, Inc. and a managing partner at various entities including most recently Justice Aviation, LLC.

Dr. James L. Silvester, Ph.D., Chief Financial Officer

A financial expert with knowledge and extensive experience in turnarounds, IPO's, private placements and corporate debt negotiations. Has also worked with the SEC and FINRA and many of their top-level employees in assisting pre-IPO companies to enter the public market place.

Dr. Carl Jacobsen, Ph.D. & J.D., VP Administration

Dr. Jacobsen has both legal and academic experience, a stout administrator and an in house legal counsel. Since 2010 has worked as a self-employed reviewer of litigation documents with specialty in anti-trust matters, including merger, acquisitions, and divestitures.

ASI's management team brings a in depth and extensive experience in the areas of government and commercial aviation services, merger and acquisitions and operations.

AVIATION SERVICES INDUSTRY OVERVIEW

- 2016 Global MRO spending was $64.3 billion with expected growth to $96 billion by 2025 according to IFC International 2016 MRO Forcast.
- Airline economic health is strong with passenger traffic growing at an average annual rate of 4.7% according to Statista Portal 2019
- Worldwide markets continue to have strong demand for new and used commercial aircrafts according to Boeing's 2016 Market Report.
- According to IATA fleet data as of September 2017, 43% of 23,000 worldwide passenger and cargo aircraft operating are leased by operators.
- The market for our products and services are extremely competitive, our competitors include aircraft service companies, aircraft manufacturers and companies involved in aircraft and parts sales and leasing

ASI OPPORTUNITIES

- **USA**

Acquisitions of established spare parts companies and established APU overhaul companies
Government Contracts with the Federal Government for leasing of aircraft and sale of spare parts

- **Russia**

Sale of Spare Parts to Aeroflot

- **India**

Exclusive Mandate executed with ZAV Airways to potentially provide the purchase or lease of up to six aircraft valued at more than US $250 Million
Management and Consulting
Aircraft Parts Support

New Growth Strategy

- Make Spare Parts Acquisitions
- Seek Out Spare Parts & Aircraft Sales in the International Market
- Seek Out US Government Contracts

PAST PERFORMANCE MANAGEMENT & OPERATIONS OF AVIATION CONTRACTS

Prior to the founding of ASI, management provided aviation services to federal government and commercial enterprises.

Department of Justice	**DMJS-JPT-C-0002**	**Leased of Two MD-83 aircraft with full Maintenance support for federal prisoner transport for two years**
Department of Homeland Security	**HSCER-11-Q-0008**	**Operated Four MD-83 aircraft under FAR 121 in support of transport of illegal alien removal from the US for six years**
Department of Justice	**DJJ08-C-1689**	**Leased Two Boeing 737 aircraft with full maintenance support for federal prisoner transportation for six years**

FINANCIAL PLAN

- ASI plans to raise up to $5 Million through an IPO Process
- ASI is offering 5,000,000 shares at the offering price of $1.00 per share. This represents 33.3% ownership in ASI
- Minimum Investment per investor is $100 (100 shares at $1.00)
- SEC qualified ASI's Offering Circular on 7/17/2018
- Applications are in process with Financial Industry Regulatory Authority (FINRA) for our trading symbol and Depository Trust Company (DTC) for clearing and settlement for securities
- OTCQB Listing anticipated 2nd QTR, 2019

There can be no assurance that the Company will qualify for OTCQB listing within this time frame or at all

USE OF FUNDS

Capital Raised	50% ($2.5 Mil)	100% ($5.0 Mil)
Acquisitions:	$1,250,000	$2,500,000
Offering Expenses:	$ 281,500	$ 532,500
Operating Expenditure/Working Capital:	$ 968,500	$1,967,500
Total Capital Raised	$2,500,000	$5,000,000

ASI FINANCIAL PROJECTIONS

	2019		2020		2021	
Revenue - Planned Acquisitions	$ 9,780,950		$ 14,471,450		$ 17,425,700	
Revenue - Aircraft Leasing/Sales Commissions	1,455,000		3,955,000		4,210,000	
Total Revenue	11,235,950		18,426,450		21,635,700	
COGS - Planned Acquisitions	5,380,000		7,815,000		8,415,000	
COGS - HCS Fees	291,000		791,000		842,000	
Total Cost of Goods Sold	5,671,000		8,606,000		9,257,000	
Gross Margin	5,564,950	50%	9,820,450	53%	12,378,700	57%
Operating Expenses						
Selling	1,679,605		2,031,835		2,045,995	
General & Administrative	701,207		787,426		801,826	
	2,280,812		2,819,261		2,847,821	
Net Income Before Taxes	3,284,138		7,001,189		9,530,879	
Estimated Taxes (25%)	821,035		1,750,297		2,382,720	
Net Income	**$ 2,463,104**		**$ 5,250,892**		**$ 7,148,159**	
Estimated Market Cap (12X multiple)	$ 29,557,242		$ 63,010,704		$ 85,777,908	
Estimated Number of Shares outstanding	18,000,000		20,000,000		20,000,000	
Price/Share (estimated)	1.64		3.15		4.29	

See Notes and Assumptions for projections on next page

ASI FINANCIAL PROJECTIONS

Notes/Assumptions:

1) The estimates for revenues are based on the planned acquisition's revenue and our fees (2.5%) derived from the acquisitions and leasing of aircraft by ZAV Airways.

2) Harlequin Consulting Services Pvt Ltd. (HCS) is a cooperating consultant/broker based in India and paid 20% of derived fees from ZAV Airways.

3) Number of aircrafts added in ZAV Aircraft fleet: 1st Year: One (1) leased used Airbus 320-214 @$10.2 Million (estimate) & purchase Two (2) new ATR72-600@$24M each = $48M (estimate) 2nd & 3rd Year: Purchase One (1) new Airbus 320 and continue lease on One (1) used AB 320 and purchase Two (2) new ATR72 respectively

4) Aircraft Price Increase: 5% each year for new aircraft

FINANCIAL DISCLAIMER

The financial projections set forth on the previous pages apply only as of the date of this presentation and are expressly qualified in their entirety by the cautionary statements included here and elsewhere in this document. The financial projections are preliminary and subject to change; ASI undertakes no obligation to update or revise these financial projections to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events. Inevitably, some assumptions will not materialize, and unanticipated events and circumstances may affect the ultimate financial results. Projection are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks, and the assumptions underlying the projections may be inaccurate in any material respect. Therefore, the actual results achieved may vary significantly from the forecasts, and the variations may be material.

AIRBUS 320


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THANK YOU

ASI

ASI

11921 Freedom Drive, Suite 550

Reston, Virginia 20190 USA

For more information:
Web: asi-aviation.com
Phone: (703) 904-4315

Mobile: (703) 346-5515

Fax: (703) 904-4399